                                                                       EXHIBIT 5

Morgan, Lewis & Bockius LLP

1701 Market Street


Philadelphia, PA 19103-2921

Tel: (215) 963-5000
Fax: (215) 963-5299


December 8, 1998


National-Oilwell, Inc.
5555 San Felipe
Houston, Texas 77056


     Re: National-Oilwell, Inc. Registration Statement No. 333-53717


Ladies and Gentlemen:


     We have acted as counsel to National-Oilwell, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of its Registration Statement referred to above (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission. The Registration Statement registers under the Act the proposed issuance of up to $150,000,000 aggregate principal amount of the Company's 6 7/8% Senior Notes due 2005, Series B (the "Exchange Notes") in exchange for the Company's outstanding 6 7/8% Senior Notes due 2005 (the "Old Notes"). The Exchange Notes are issuable, and the Old Notes were issued, under an Indenture dated as of June 26, 1998 (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee").


     In rendering the opinion set forth below, we have reviewed (a) the Registration Statement, (b) the Indenture, (c) the Certificate of Incorporation and Bylaws of the Company as amended to date, (d) certain records of the corporate proceedings of the Company, and (e) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

     Our opinion set forth below is limited to the Delaware General Corporation Law and the laws of the State of New York. We have assumed for purposes of this opinion that the Indenture was duly authorized, executed and delivered by the Trustee, that the Indenture is a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     Based upon the foregoing, and subject to the effectiveness of the Registration Statement under the Act and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, we are of the opinion that when the Exchange Notes are duly executed, attested, issued and delivered by duly authorized officers of the Company and the Exchange Notes are duly authenticated by the Trustee, all in accordance with the terms of the Indenture, against surrender and cancellation of an identical principal amount of Old Notes, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent conveyances and transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.



     The opinion expressed herein is solely for your benefit, and may be relied upon only by you.



Very truly yours,



/s/ MORGAN, LEWIS & BOCKIUS LLP